Exhibit 99.1

News Release

Contact:	Paul Adams Corporate Communications 410-470-4167 paul.adams@constellation.com	FOR IMMEDIATE RELEASE

EXELON ANNOUNCES EARLY RETIREMENT OF CLINTON AND QUAD CITIES NUCLEAR PLANTS

Company begins taking steps to shut down plants

CHICAGO (June 2, 2016) — Exelon Corporation today announced it will move forward to shut down the Clinton and Quad Cities nuclear plants, given the lack of progress on Illinois energy legislation.

The Clinton Power Station in Clinton, Ill., will close on June 1, 2017, and the Quad Cities Generating Station in Cordova, Ill., will close on June 1, 2018. Quad Cities and Clinton have lost a combined $800 million in the past seven years, despite being two of Exelon’s best-performing plants.

While the Illinois legislative session has not ended, the path forward for consideration of the Next Generation Energy Plan legislation is not clear. As a result, Exelon has begun taking necessary steps to shut down the two nuclear plants. These include:

•	Making permanent shutdown notifications to the Nuclear Regulatory Commission within 30 days

•	Terminating capital investment projects required for long-term operation of Clinton and Quad Cities, which will impact more than 200 workers

•	Immediately taking one-time charges of $150 million to $200 million for 2016, and accelerating approximately $2 billion in depreciation and amortization through the announced shutdown dates

•	Cancelling fuel purchases and outage planning, which will impact more than 1,000 outage workers

Exelon has and will continue to brief the Governor’s office, legislative leaders, the Illinois Commerce Commission, Illinois Environmental Protection Agency, Illinois Power Agency, other relevant state agencies, and host community leaders, on developments as it executes the shutdown plan.

“This is an extremely difficult day for the 1,500 employees who operate these plants safely and reliably every day, and the communities that depend on them for support,” said Chris Crane, Exelon president and CEO. “We have worked for several years to find a sustainable path forward in consultation with federal regulators, market operators, state policymakers, plant community leaders, labor and business leaders, as well as environmental groups and other stakeholders. Unfortunately, legislation was not passed, and now we are forced to retire the plants.”

Exelon will continue to work with stakeholders on passing the Next Generation Energy Plan that is critical to the state’s environment and economy. While these needed policy reforms may come too late to save some plants, Exelon is committed to working with policymakers and other stakeholders to advance an all-of-the-above plan that would promote zero-carbon energy, create and preserve clean-energy jobs, establish a more equitable utility rate structure and give customers more control over their bills.

Among other features, the Next Generation Energy Plan would nearly double energy efficiency programs, provide $1 billion in funding for low-income assistance, jumpstart solar development with rebates and $140 million in new funding, and reduce the fixed customer charge for energy delivery by 50 percent.

“We are deeply grateful for the broad support we received from policymakers, plant community leaders, labor officials and business leaders who spoke out to help keep the plants operating,” Crane said. “We wish the outcome would have been different, and we appreciate all the support this effort has received.”

Retiring the plants will have a significant economic and environmental impact on the region. The Clinton and Quad Cities plants support approximately 4,200 direct and indirect jobs and produce more than $1.2 billion in economic activity annually. A state report found that closing the plants would increase wholesale energy costs for the region by $439 million to $645 million annually. The report also found that keeping the plants open would avoid $10 billion in economic damages associated with higher carbon emissions over 10 years.

Exelon recognizes the severe impact the closures will have on the host communities for Clinton and Quad Cities, and will work with civic leaders to prepare for this transition.

Exelon is committed to supporting employees at both plants. Employees will safely operate the facilities until the retirement dates, with staff transitions expected within six months after retirement. Exelon employs nearly 700 workers at Clinton and 800 workers at Quad Cities.

Cautionary Statements Regarding Forward-Looking Information

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon Corporation and Exelon Generation Company, LLC (Registrants) include those factors discussed herein, as well as the items discussed in (1) Exelon’s 2015 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 23; (2) Pepco Holdings, Inc.’s 2015 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 16; (3) Exelon’s First Quarter 2016 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 18 and (4) other factors discussed in filings with the SEC by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Neither of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.

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Exelon Corporation (NYSE: EXC), now including the Pepco Holdings utilities, is the nation’s leading competitive energy provider, with 2015 revenues of approximately $34.5 billion. Headquartered in Chicago, Exelon does business in 48 states, the District of Columbia and Canada. Exelon is one of the largest competitive U.S. power generators, with more than 32,700 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including more than two-thirds of the Fortune 100. Exelon’s six utilities deliver electricity and natural gas to approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Follow Exelon on Twitter @Exelon.

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